Amended and Restated
JetBlue Airways Corporation
2011 Incentive Compensation Plan
Deferred Stock Unit Award Agreement

“Participant”: [NAME]

“Date of Award”: [____________], 20__

This Award Agreement, effective as of the Date of Award set forth above, sets forth the grant of director Deferred Stock Units (“DSUs”) by JetBlue Airways Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Amended and Restated JetBlue Airways Corporation 2011 Incentive Compensation Plan (the “Plan”) (the “DSU Award Agreement”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Participant understands and agrees that the DSU grant is awarded subject to and in accordance with the terms of the Plan. Participant hereby acknowledges the receipt of electronic delivery of the official prospectus for the Plan located in the documents library and at http://sites.jetblue.com/sites/Finance/StockOptions/default.aspx. A copy of the Plan is available upon request made to the Corporate Secretary at the Company’s principal offices.
The parties hereto agree as follows:

(A)
Grant of DSUs. The Company hereby grants to the Participant [NUMBER] DSUs, subject to the terms and conditions of the Plan and this DSU Award Agreement. Each DSU represents an unfunded and unsecured right to receive one share of Common Stock in the future.

(B)	Vesting and Settlement of DSUs.

(1)
The Period of Restriction applicable to the entire DSU grant shall commence on the Date of Award. Subject to the Participant’s continued director service with the Company or an Affiliate (the “Company Group”), the DSUs shall vest, and the Period of Restriction shall lapse, on the first anniversary of the Date of Award (the “Vesting Date”). Any DSUs as to which the Period of Restriction has not lapsed prior to the date of the Participant’s Termination of Service shall be immediately forfeited.

(2)
Subject to Section D below, each vested DSU shall be settled through the delivery of one Share no later than the last business day of the month six months following the month in which the director’s service terminates (or as soon as administratively practicable thereafter, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Vesting Date occurs (the “Settlement Date”)).

(3)
The Shares delivered to the Participant on the Settlement Date (or such earlier date determined in accordance with Section (D) below) shall not be subject to contractual transfer restrictions (other than as provided in Sections (F)(2) and (F)(7) below and in the Plan) the Company’s insider trading policies) and shall be fully paid, non-assessable and registered in the Participant’s name.

(C)
Termination of Service. If, prior to the Vesting Date, the Participant incurs a Termination of Service under any circumstances, the DSUs as to which the Period of Restriction has not lapsed shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any Shares or payments with respect to, such DSUs.

(D)	Change in Control. The DSU grant awarded under this DSU Award Agreement is subject to the provisions of Section 15 of the Plan.

(E)
Transferability. DSUs are not transferable other than by last will and testament, by the laws of descent and distribution. Further, except as set forth in the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

(F)	Miscellaneous.

(1)
The Plan provides a complete description of the terms and conditions governing all DSUs granted thereunder. This DSU Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt for the administration of the Plan. If there is any inconsistency between the terms of this DSU Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this DSU Award Agreement.

(2)
The Committee shall have the right to impose such restrictions on any shares acquired pursuant to DSUs as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which such shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such shares. It is expressly understood by the Participant that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this DSU Award Agreement, all of which shall be binding upon the Participant.

(3)
The Participant acknowledges that the incentive compensation covered by this DSU Award Agreement and the DSUs granted hereunder are subject to Sections 20 and 21 of the Plan, or otherwise in response to changes in applicable laws, rules or regulations.

(4)
The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or alter this DSU Award Agreement at any time; provided, however, that no termination, amendment, modification, alteration or suspension shall materially impair the previously accrued rights of the Participant with respect to the DSUs granted pursuant to this DSU Award Agreement, without the Participant’s consent, except as otherwise provided by the Plan.

(5)
Payments contemplated with respect to the DSUs are intended to comply with the short-term deferral exception under Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”). Notwithstanding the forgoing of any provisions of the Plan or this DSU Award Agreement, if the Company determines that such exception is not applicable to the DSUs, or any provision of this DSU Award Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the extent reasonably practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section F(5) does not create an obligation on the part of the Company to modify the Plan or this DSU Award Agreement and does not guarantee that the DSUs will not be subject to taxes, interest and penalties under Section 409A.

(6)
Delivery of the Shares underlying the DSUs upon settlement is subject to the Participant satisfying all applicable federal, state, local and foreign taxes (including the Participant’s FICA obligation). The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the DSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. Further, the Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the DSUs.

(7)
This DSU Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this DSU Award Agreement.

(8)
All obligations of the Company under the Plan and this DSU Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

IN WITNESS WHEREOF, this DSU Award Agreement has been accepted and agreed to by the undersigned.

By: ____________________________
Name: ____________________________
Title: ____________________________